Exhibit 5.2

CONSENT OF DORSEY & WHITNEY LLP

      We hereby consent to the reference to us under the heading “Legal Matters” in the circular dated December 29, 2004 forming a part of the offer made by Goldcorp Inc. and Goldcorp Acquisition ULC to purchase all the common shares of Wheaton River Minerals Ltd.

/s/ DORSEY & WHITNEY LLP

Toronto, Ontario
December 29, 2004